Inuvo Announces Preliminary Fourth Quarter 2019 Revenue of $18.2 Million and Select 2019 Year End Results

IntentKey generated approximately $8.5 million in revenue for the full year 2019

IntentKey revenue is expected to increase 50% in the first quarter of 2020 compared to the prior year period

LITTLE ROCK, AR, March 16, 2020 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by IntentKeyTM artificial intelligence that serves brands and agencies, today announced preliminary revenues of approximately $18.2 million for the fourth quarter ending December 31, 2019, an increase of 32% sequentially and 7% for the year-over-year period. Inuvo is expected to report a net loss in the fourth quarter of approximately $900 thousand compared to $2.2 million net loss in the same quarter of the prior year. Adjusted EBITDA in the fourth quarter is expected to be approximately$47 thousand compared to a negative $1.2 million in the same quarter of the prior year.

“Revenue growth during the fourth quarter of 2019 was an important milestone in what has been an extensive 18-month development phase for our company. This is the first time since the fourth quarter of 2017 that both sequential and year-over-year periods had positive growth rates. In 2019, IntentKey’s freshman year of launch with AppNexus, it generated $8.5 million in revenue. The IntentKey is currently forecast to increase more than 50% for the first quarter of 2020 compared to the prior year period.”

The Company is in the process of finalizing its consolidated financial statements and expects to issue a press release and file its Form 10-K on Wednesday, March 25. Mr. Richard Howe, President and Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, will host a conference call the same day.

The preliminary financial information in this press release has been prepared internally by management and has not been reviewed or audited by our independent registered public accounting firm.  There can be no assurance that actual results will not differ from the preliminary financial information presented herein and such changes could be material.  This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future period.

Conference Call Details:
Date: Wednesday, March 25, 2020
Time: 4:30 p.m. Eastern Time
Toll-free Dial-in Number: 1-888-394-8218
International Dial-in Number: 1-323-701-0225
Conference ID: 3905092
Live Webcast: https://investor.inuvo.com/ir-calendar

A telephone replay will be available through April 8, 2020. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 3905092 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

About the IntentKeyTM
Inuvo®’s IntentKeyTM is a patented, machine-learning technology designed to mirror the manner in which the human brain instantly associates ideas, emotions, places, people, and objects. It creates an accurate, high-definition picture of consumer intent and sentiment related to a particular topic or item. Inuvo harnesses the power of the IntentKeyTM to discover and reach high volumes of incremental in-market and relevant audiences that are hidden from typical marketing approaches. The IntentKeyTM enables pinpoint media execution reaching consumers throughout the purchasing funnel all the way to conversion.

Safe Harbor / Forward-Looking Statements / Disclosures
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation, statements made with respect to expectations with respect to the results of revenues from IntentKey in future periods, our preliminary financial results, our lack of profitable operating history, changes in our business, potential need for additional capital, and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements. The company’s quarterly reports filed on form 10-Q with the Securities and Exchange Commission for the quarterly periods during year ended December 31, 2019 have included disclosure concerning our ability to continue as a going concern. Please refer to those reports for additional details. In addition, our expectations about full year 2019 results are based on preliminary unaudited information about the full year and are subject to revision. Although the fourth quarter is now completed, we are still in the process of our standard financial reporting closing procedures. Accordingly, following completion of our normal year-end closing and review processes, it may turn out that actual results differ materially from these preliminary results. Factors that could cause our actual results for the full year 2019 to differ materially from our preliminary results include, but are not limited to, inaccurate assumptions, unrecorded expenses, changes in estimates or judgments, and facts or circumstances affecting the application of our critical accounting policies.

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
	(unaudited)
	Three Months Ended
	December 31,	December 31,
	2019	2018
Loss from continuing operations before taxes	($1,193,015)	$2,199,836)
Interest expense, net	(29,348)	123,840
Depreciation	394,019	472,034
Amortization	596,507	337,626
EBITDA	(231,837)	(1,266,336)
Stock-based compensation	195,284	87,874
Non-recurring expense:
Adjustment to derivative liability accounts	83,212	-
Adjusted EBITDA	$46,659	$1,178,462)

Reconciliation of Loss from Continuing Operations before Taxes to Adjusted EBITDA
We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com